UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

April 2, 2008

FLO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52851	20-8651669
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

14000 Thunderbolt Place, Building R

Chantilly, Virginia 20151

(Address of principal executive offices)

(425) 278-1247

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “FLO” refer to FLO Corporation, a Delaware corporation.

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Unisys Asset Purchase Agreement

On April 2, 2008, we amended our asset purchase agreement with Unisys Corporation under which we agreed to purchase certain assets related to Unisys’s rtGO Registered Traveler business to extend to April 30, 2008 the date on which either party to the agreement may terminate the agreement if the transaction has not closed as of that date. In connection with the amendment, we remitted to Unisys an additional deposit of $1.0 million, bringing the total deposit to $2.2 million, all of which is to be applied to the total purchase price of $5.25 million. We have agreed that if the transaction has not occurred on or before April 30, 2008, we shall forfeit and Unisys shall be entitled to retain the $2.2 million deposit. The amendment does not affect our existing teaming agreements and other agreements with Unisys in connection with our proposals to various airports for the design and implementation of a Registered Traveler program.

Each party’s obligation to complete the transaction continues to remain subject to the satisfaction or waiver of various conditions, including but not limited to our obtaining financing or other sources of capital sufficient to enable us to pay the purchase price. We expect to complete the acquisition as soon as possible after all conditions to the acquisition in the asset purchase agreement are satisfied or waived, which we currently expect will be prior to April 30, 2008. However, it is possible that factors outside of our control could require us to complete the acquisition at a later time or not to complete it at all.

A complete copy of the amendment to the asset purchase agreement, together with all prior amendments thereto, is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Convertible Note Financing

On April 3, 2008, we completed an initial closing of a private placement to accredited investors of 12% senior convertible notes. The notes we issued in connection with the initial closing were for an aggregate amount of approximately $1.6 million in principal and are due April 3, 2010. In connection with the initial closing, we also issued warrants to purchase up to 1,590,511 shares of our common stock at an exercise price of $0.75 per share and warrants to purchase up to 1,590,511 shares of our common stock at an exercise price of $0.60 per share. The warrants are exercisable for a period of five years or, in the case of the $0.60 warrants, the earlier of five years or nine months after the date that a registration statement covering the resale of the underlying shares under the Securities Act of 1933 is declared effective by the SEC.

Interest on the notes is payable quarterly commencing on July 1, 2008. We may pay interest in cash or additional notes, at our discretion. Upon an event of default, we have agreed to pay to the holder, in cash on demand, interest at 15% per annum on the outstanding principal balance from the date of such event of default until it is cured. In addition, upon an event of default, a holder of a note may declare due and payable the entire unpaid principal balance and all accrued and unpaid interest or demand that such amount be converted into shares of common stock at the conversion rate then in effect. The notes contain standard events of default and remedies, including acceleration, as well as a 110% prepayment obligation in the event of certain major transactions. If we fail to comply with a proper conversion demand, we may be required to pay monetary damages to the holder. Under certain limited circumstances, we may be required to prepay the notes in cash at the greater of 125% of principal or (if conversion is unavailable) a market-based conversion value, plus any other amounts due.

Holders may convert their notes into shares of our common stock at any time at the conversion rate then in effect. The notes will automatically convert into shares of our common stock at the conversion rate then in effect on the first date after October 3, 2010 on which the closing price of our common stock has exceeded $3.00 for twenty consecutive trading days. The initial conversion rate is $1.00, subject to customary adjustments for stock splits, dividends, reclassifications, reorganizations, mergers and similar transactions. In general, if we issue additional securities linked to our common stock for a price per share of such common stock below the then applicable conversion rate, the conversion rate will be reduced to such price, except that any such reductions in the conversion rate will be made on a volume weighted average basis for any such issuances we make after we raise an additional $10 million in an equity or equity-linked financing with a price of at least $1.00 per share. If the 20-day volume weighted-average price per share at which our common stock is traded or quoted on the first anniversary of the date of issuance of the notes is less than the then applicable conversion rate, the conversion rate will be reset to the greater of $0.50 or such weighted-average price.

In connection with the initial closing of the financing, we entered into exchange agreements with certain holders of shares of our Series A preferred stock who purchased notes in an amount at least equal to 30% of the stated value of such holder’s shares of Series A preferred stock. Pursuant to the exchange agreements, we agreed (1) to exchange each such holder’s shares of Series A preferred stock (together with the dividends accrued thereon) for shares of our Series B preferred stock, (2) to issue each such holder warrants to purchase a number of shares of our common stock equal to the whole dollar amount of the stated value of such holder’s shares of Series A preferred stock plus such accrued dividends at an exercise price of $0.60 per share, and (3) to amend each such holder’s Series A-1 warrants and Series A-2 warrants to reduce the exercise prices from $3.00 to $1.50, and from $4.00 to $2.00, respectively. The warrants are exercisable for a period of five years or, in the case of the $0.60 warrants, the earlier of five years or nine months after the date that a registration statement covering the resale of the underlying shares under the Securities Act of 1933 is declared effective by the SEC.

In connection with the financing, we entered into a registration rights agreement pursuant to which we agreed to file with the SEC within 45 days of the initial closing a registration statement covering the resale of the shares of common stock issuable upon exercise of the warrants we issued in the initial closing.

The foregoing description of the financing and related documents does not purport to be complete and is qualified in its entirety by reference to the complete copies of the form of note, the forms of warrants, the form of amended Series A-1 warrant, the form of amended Series A-2 warrant, the note and warrant purchase agreement, the exchange agreement and the registration rights agreement, which are attached hereto as Exhibits 4.1, 4.2, 4.3, 4.4, 4.5, 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 under the heading “Convertible Note Financing” above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 under the heading “Convertible Note Financing” above is incorporated by reference into this Item 3.02. The convertible notes, warrants, Series B preferred stock, amended Series A-1 warrants, and amended Series A-2 warrants were each offered and sold to accredited investors in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, and in reliance on similar exemptions under applicable state securities laws.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On April 3, 2008, we filed with the Secretary of State of the State of Delaware a Certificate of Designations of Series B Preferred Stock in order to designate 5,000 shares of our preferred stock as Series B Preferred Stock and to set forth the powers, preferences, rights, qualifications, limitations and restrictions thereof. A complete copy of the Certificate of Designations is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations of Series B Preferred Stock

4.1	Form of 12% Senior Convertible Note

4.2	Form of Note Warrant

4.3	Form of Short-Term Warrant

4.4	Form of amended Series A-1 Warrant

4.5	Form of amended Series A-2 Warrant

10.1	Note and Warrant Purchase Agreement, dated as of April 3, 2008, by and among FLO Corporation and the Purchasers

10.2	Exchange Agreement, dated as of April 3, 2008, by and among FLO Corporation and the Holders

10.3	Registration Rights Agreement, dated as of April 3, 2008, by and among FLO Corporation and the Purchasers

10.4	Amendments to Asset Purchase Agreement by and between FLO Corporation and Unisys Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLO Corporation

Dated: April 8, 2008	By:	/s/ Glenn L. Argenbright
Glenn L. Argenbright
President, Chief Executive Officer and Secretary